UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2011

INTERNATIONAL FLAVORS

& FRAGRANCES INC.

(Exact Name of Registrant as Specified in its Charter)

New York	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 West 57th Street, New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 765-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 29, 2011, International Flavors & Fragrances Inc. (the “Company”) issued a joint press release with V. Mane Fils S.A. (“Mane”) announcing that it had settled all patent and non-patent claims brought by Mane in the United States District Court for the District of New Jersey related to the Company’s marketing and sale of products containing Monomenthyl Succinate (“MMS”), a cooling additive in food and beverage products. The Company previously sold MMS under the name Cooler 1 and sold products under the name Cooler 2® or Monomenthyl Glutarate that contained levels of MMS. Pursuant to the terms of the settlement agreement, the Company has paid Mane a one-time royalty of approximately $40 million. As a result, the Company expects to record an after-tax charge of approximately $30 million or approximately $0.36 per share in the fourth quarter of 2011.

The Company has also agreed to cease making or selling Cooler 1 products and to ensure that the MMS content of its Cooler 2® products going forward is at a level that has been agreed upon by both parties. The Company has previously ceased producing Cooler 1 and reformulated its existing products to remove Cooler 1. The Company is currently producing Cooler 2 within the MMS levels agreed in the settlement with no impact on the final Cooler 2 product or sales of Cooler 2. The settlement is not expected to have a material impact on the Company’s future results of operations.

A copy of the joint press release is furnished as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by International Flavors & Fragrances Inc. on December 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Anne Chwat
	Name:	Anne Chwat
	Title:	Senior Vice President,
General Counsel and Corporate Secretary

Date: December 29, 2011